                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 2, 1996

                               Regal Cinemas, Inc.
             (Exact name of registrant as specified in its charter)

                 Tennessee                                        62-1412720
(State or Other Jurisdiction of Incorporation)                (I.R.S. Employer
                                                             Identification No.)

7132 Commercial Park Drive, Knoxville, Tennessee                        37918
   (Address of Principal Executive Offices)                           (Zip Code)

       Registrant's Telephone Number, Including Area Code: (615) 922-1123

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5.  Other Event

         On May 30, 1996, the Company completed the acquisition of Georgia State Theatres, Inc. ("GST"), and accounted for the acquisition as a pooling of interests. The Registrant has determined to restate certain of its historical fiscal year end audited financial statements and its historical unaudited financial statements for the first quarter of fiscal 1996, to reflect the merger of the Registrant and GST as if such merger had taken place at the beginning of the periods presented, consistent with the accounting treatment for a pooling of interests. The Company has also presented certain pro forma financial information to give effect to a public offering of Common Stock of the Company completed in June 1996. Listed below are the financial statements and related information filed as a part of this report, which modifies and supersedes the information included or incorporated by reference in the Registrant's Annual Report on Form 10-K/A for the year ended December 28, 1995 and the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 28, 1996.

                                      Index

                                                                        Page No.
                                                                        --------
Selected Financial Data ...................................................... 3

Management's Discussion and Analysis of Financial Condition and Results
of Operations for the three years ended December 28, 1995, and the three months ended March 28, 1996 ............................................ 4

Index to Supplemental Consolidated Financial Statements
and Pro Forma Information .................................................. F-1

Item 7.  Exhibits

11.1              Calculation of Earnings Per Share
23.1              Consent of Deloitte & Touche LLP
23.2              Consent of Ernst & Young LLP
23.3              Consent of Coopers & Lybrand L.L.P.
27.1              Restated Financial Data Schedule

SELECTED FINANCIAL DATA

The selected consolidated financial data set forth below as of and for the past five fiscal years are derived from financial statements of the Company which have been audited by Coopers & Lybrand L.L.P. independent accountants. The information presented below does not include financial data for Georgia State Theatres, Inc. (GST) for the fourth and fifth preceding years (1992 and 1991), because audited information for only the last three fiscal years is available. In addition, prior to the merger of GST with Regal, GST did not have regularly prepared audited financial statements and its unaudited financial statements had a May 31 fiscal year end.

                                                                                                             FOR THE QUARTER
                                                                                                           AND AT QUARTER END
(in thousands, except per share data)                         FOR THE YEAR AND AT YEAR END               ----------------------
                                                 ----------------------------------------------------    MARCH 30,    MARCH 28,
                                                  1991       1992       1993       1994       1995         1995         1996
                                                  ----       ----       ----       ----       ----         ----         ----
STATEMENT OF INCOME DATA:
Revenues                                     $ 80,329   $ 98,710   $130,647   $170,908    $ 203,414       $  39,355   $  55,063

Operating income                                4,952     10,178     15,354      20,856      34,905           5,062       8,967

Income before extraordinary items                  25      6,691      7,055      10,280      18,551           2,469       4,795
Extraordinary items:
  Proceeds from life insurance                    750         --         --          --          --              --          --
  Gain (loss) on extinguishment of debt            --         --        190      (1,752)       (448)             --          --
                                             --------   --------   --------   ---------   ---------       ---------   ---------


Net income                                   $    775   $  6,691   $  7,245   $   8,528   $  18,103       $   2,469   $   4,795
Dividends                                    $    (50)  $   (710)  $   (739)  $    (380)  $    (433)      $     (49)  $    (161)
                                             ========   ========   ========   =========   =========       =========   =========

Net income  applicable to common stock       $    725   $  5,981   $  6,506   $   8,148   $  17,670       $   2,420   $   4,634
                                             ========   ========   ========   =========   =========       =========   =========
Earnings per common share before effects of
  extraordinary item:
    Primary                                  $     --   $    .69   $    .48   $     .56   $     .95       $     .13   $     .24
    Fully diluted                            $     --   $    .54   $    .44   $     .56   $     .95       $     .13   $     .24

Earnings per common share:
    Primary                                  $    .09   $    .69   $    .49   $     .46   $     .93       $     .13   $     .24
    Fully diluted                            $    .07   $    .54   $    .45   $     .46   $     .93       $     .13   $     .24
Weighted average shares and equivalents
  outstanding:
    Primary                                     8,633      8,663     13,260      17,772      18,982          18,913      19,274
    Fully diluted                              10,661     12,296     15,260      17,887      19,096          18,913      19,342

BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets                               $ 87,460   $ 94,801   $119,111    $167,401   $ 246,881       $ 176,689   $ 256,595
  Long-term obligations, including
    current maturities, and redeemable
    preferred stock                          $ 62,189   $ 60,380   $ 44,943   $  55,195   $ 108,342       $  64,389   $ 111,000
  Total shareholders' equity                 $ 15,095   $ 23,524   $ 27,300   $  85,283   $ 106,903       $  87,885   $ 111,872

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The following analysis of the financial condition and results of operations of Regal Cinemas, Inc. (Regal) and its wholly owned subsidiaries, Litchfield Theatres, Ltd. (Litchfield), Neighborhood Entertainment, Inc. (Neighborhood) and Georgia State Theatres, Inc. (GST) (collectively referred to as the "Company") should be read in conjunction with the supplemental Consolidated Financial Statements and Notes thereto included elsewhere herein. Regal consummated the acquisitions of Litchfield, Neighborhood, and GST on June 15, 1994, April 17, 1995, and May 30, 1996, respectively. These three acquisitions have been accounted for as poolings of interests.

BACKGROUND OF REGAL

Regal has achieved significant growth in theatres and screens since its formation in November of 1989. Since inception through March 28, 1996, Regal acquired 107 theatres with 692 screens, developed 30 new theatres with 307 screens and added 35 new screens to acquired theatres. Theatres developed by Regal typically generate positive theatre level cash flow within the first three months following commencement of operation and reach a mature level of attendance within one to three years following commencement of operation. Regal does not defer any pre-opening costs associated with opening its theatres and expenses such costs in the periods incurred. Theatre closings have had no significant effect on the operations of Regal.

On April 8, 1994, Regal completed the acquisition of 13 theatres from National Theatre Holdings Corp. The purchase price of the acquisition was approximately $24.5 million and the assumption of certain obligations totaling $500,000, which Regal funded from cash on hand and borrowings available under the then $60 million revolving credit facility. In conjunction with the Litchfield transaction, Regal refinanced approximately $17 million of debt on its balance sheet. In conjunction with the Neighborhood transaction, Regal refinanced approximately $10 million of debt on its balance sheet. On April 28, 1995, the Company completed the purchase of substantially all of the assets of three companies which held four theatres with 40 screens. Consideration for the transaction was approximately $14.3 million cash and other consideration and 160,875 shares of Regal common stock.

RESULTS OF OPERATIONS

The Company's revenues are generated primarily from box office receipts and concession sales. Additional revenues are generated by electronic video games located adjacent to the lobbies of certain of the Company's theatres and by on-screen advertisements. Direct theatre costs consist of film rental costs, costs of concessions and theatre operating expenses. Film rental costs are related to the popularity of a film and the length of time since the film's release and generally decline as a percentage of admission revenues the longer a film has been released. Because certain concession items, such as fountain drinks and popcorn, are purchased in bulk and not pre-packaged for individual servings, the Company is able to improve its margins by negotiating volume discounts. Theatre operating expenses consist primarily of theatre labor and occupancy costs. Future increases in minimum wage requirements or legislation requiring additional employer funding of health care, among other things, may increase theatre operating expenses as a percentage of total revenues.

The following table sets forth for the fiscal periods indicated the percentage of total revenues represented by certain items reflected in the Company's consolidated statements of income.

                                                                      PERCENTAGE OF TOTAL REVENUES
                                                -------------------------------------------------------------------------
                                                DECEMBER 30,  DECEMBER 29,     DECEMBER 28,     MARCH 30,       MARCH 28,
                                                   1993           1994            1995            1995             1996
                                                  -----           -----           -----           -----           -----
Revenue:
    Admissions                                     69.1%           69.8%           69.0%           69.9%           70.2%
    Concessions                                    29.4%           28.4%           28.4%           28.2%           28.2%
    Other                                           1.5%            1.8%            2.6%            1.9%            1.6%
                                                  -----           -----           -----           -----           -----
      Total revenues                              100.0%          100.0%          100.0%          100.0%          100.0%

Operating expenses:
    Film rental and advertising costs              38.6%           38.8%           37.7%           34.0%           36.3%
    Cost of concessions and other                   4.3%            3.7%            3.5%            3.8%            3.7%
    Theatre operating expenses                     34.6%           33.5%           31.8%           39.8%           34.0%
    General and administrative                      5.8%            4.3%            3.8%            3.9%            4.0%
    Depreciation and amortization                   5.0%            4.6%            5.4%            5.6%            5.7%
    Merger expenses                                -  %             3.0%             .6%            - %             - %
                                                  -----           -----           -----           -----           -----

      Total operating expenses                     88.3%           87.9%           82.8%           87.1%           83.7%

Other income (expense):
    Interest expense                               (3.4%)          (2.4%)          (2.5%)          (2.4%)          (2.4%)
    Interest income                                 0.3%            0.1%             .1%            0.1%            0.2%
    Other                                           0.1%            0.2%             .3%           (0.2%)           0.3%
                                                  -----           -----           -----           -----           -----

      Income before income taxes and
        extraordinary item                          8.7%           10.0%           15.1%           10.4%           14.4%

(Provision) benefit for income taxes               (3.3%)          (4.1%)          (6.1%)          (4.1%)          (5.7%)
                                                  -----           -----           -----           -----           -----

      Income before extraordinary item              5.4%            5.9%            9.0%            6.3%            8.7%

Extraordinary item:
    Gain (loss) on extinguishment of debt           0.1%           (1.0%)           (.2%)           - %             - %
                                                  -----           -----           -----           -----           -----

NET INCOME                                          5.5%            4.9%            8.8%            6.3%            8.7%
                                                  =====           =====           =====           =====           =====

FISCAL YEARS ENDED DECEMBER 28, 1995 AND DECEMBER 29, 1994

TOTAL REVENUES - Total revenues increased in 1995 by 19.0% to $203.4 million from $170.9 million in 1994. This increase was the result of a 9.9% increase in attendance attributable primarily to the net addition of 169 screens in 1995. Of the $32.5 million increase for 1995, $11.4 million was attributed to theatres previously operated by the Company, $7.1 million was attributed to theatres acquired by the Company, and $14.0 million was attributed to new theatres constructed by the Company. Average ticket prices increased 6.6% during the period, reflecting a smaller proportion of discount theatres in 1995 than in the same period in 1994 and, to a lesser degree, an increase in ticket prices. Average concession sales per customer increased 7.8% for the period, reflecting both an increase in consumption and, to a lesser extent, an increase in concession prices.

DIRECT THEATRE COSTS - Direct theatre costs in 1995 increased by 14.6% to $148.6 million from $129.7 million in 1994. Direct theatre costs as a percentage of total revenues decreased to 73.0% in 1995 from 75.9% in 1994. The decrease of direct theatre costs as a percentage of total revenues was primarily attributable to better monitoring and control of costs at the Company's theatres, especially acquired theatres, and, to a lesser extent, to a decrease in occupancy expense as a percentage of total revenues, reflecting a higher mix of owned versus leased properties.

GENERAL AND ADMINISTRATIVE EXPENSES - General and administrative expenses increased in 1995 by 6.1% to $7.8 million from $7.3 million in 1994, representing administrative costs associated with the 1995 theatre openings and projects under construction. As a percentage of total revenues, general and administrative expenses decreased to 3.8% in 1995 from 4.3% in 1994.

DEPRECIATION AND AMORTIZATION - Depreciation and amortization expense increased in 1995 by 37.9% to $10.9 million from $7.9 million in 1994. This increase was primarily the result of theatre property additions associated with the Company's expansion efforts.

OPERATING INCOME - Operating income for 1995 increased by 67.4% to $34.9 million, or 17.2% of total revenues, from $20.9 million, or 12.2% of total revenues, in 1994. Before the $1.2 million and $5.1 million of nonrecurring merger expenses for 1995 and 1994, respectively, operating income was 17.8% and 15.2% of total revenues.

INTEREST EXPENSE - Interest expense increased in 1995 by 19.5% to $5.0 million from $4.2 million in 1994. The increase was due to higher average borrowings outstanding net of capitalized interest totaling $1.2 million during 1995, relating to projects under construction.

INCOME TAXES - The provision for income taxes increased in 1995 by 77.1% to $12.3 million from $7.0 million in 1994. The effective tax rate was 39.9% in 1995 as compared to 40.4% in 1994.

NET INCOME - Net income in 1995 increased by 112.3% to $18.1 million from $8.5 million in 1994. Before nonrecurring merger expenses and extraordinary items, net income was $19.6 million and $13.9 million for 1995 and 1994, respectively, reflecting a 41.0% increase.

FISCAL YEARS ENDED DECEMBER 29, 1994 AND DECEMBER 30, 1993

TOTAL REVENUES - Total revenues increased in 1994 by 30.8% to $170.9 million from $130.6 million in 1993. This increase was due to a 21.8% increase in attendance attributable primarily to the net addition of 187 screens in 1994, and a greater number of commercially successful films in 1994 as compared to 1993. Of the $40.3 million increase in revenues for 1994, $17.0 million was attributed to theatres previously operated by the Company, $21.0 million was attributed to theatres acquired by the Company, and $2.3 million was attributed to new theatres constructed by the Company. Average ticket prices increased 8.6% during the period, reflecting a smaller proportion of discount theatres in 1994 than in the same period in 1993 and, to a lesser degree, an increase in ticket prices. Average concession sales per customer increased 4.0% for the period, reflecting both an increase in consumption and, to a lesser degree, an increase in concession prices.

DIRECT THEATRE COSTS - Direct theatre costs in 1994 increased by 28.1% to $129.7 million from $101.2 million in 1993. Direct theatre costs as a percentage of total revenues decreased to 75.9% in 1994 from 77.5% in 1993. The decrease resulted primarily from lower theatre operating expenses as a percentage of total revenues. Vendor rebates recognized for 1994 were approximately 2.0% of concession sales, compared with approximately .8% for 1993. The increase reflects the replacement of the vendor rebate program from Coca-Cola in June 1994 with a more favorable relationship with PepsiCo. and the inclusion of the theatres acquired from Litchfield in the Pepsi program.

GENERAL AND ADMINISTRATIVE EXPENSES - General and administrative expenses decreased in 1994 by 3.2% to $7.3 million from $7.6 million in 1993. As a percentage of total revenues, general and administrative expenses decreased to 4.3% in 1994 from 5.8% in 1993 as, during 1993, Litchfield expensed $1.1 million of awards to certain principal officers under management incentive plans in connection with Litchfield's June 1993 debt refinancing.

DEPRECIATION AND AMORTIZATION - Depreciation and amortization expense increased in 1994 by 22.2% to $7.9 million from $6.5 million in 1993. This increase was primarily the result of theatre property additions associated with the Company's expansion efforts.

OPERATING INCOME - Operating income for 1994 increased by 35.8% to $20.9 million, or 12.2% of total revenues, from $15.3 million, or 11.8% of total revenues, in 1993. Before the $5.1 million of nonrecurring expenses incurred in connection with the Litchfield merger, 1994 operating income was 15.2% of total revenues.

INTEREST EXPENSE - Interest expense decreased in 1994 by 6.4% to $4.2 million from $4.5 million in 1993. The decrease was primarily due to lower average borrowings as a result of the application of the secondary offering proceeds and Neighborhood principal payments against the debt outstanding.

INCOME TAXES - The provision for income taxes increased in 1994 by 60.0% to $7.0 million from $4.3 million in 1993. The effective tax rate was 40.4% in 1994 as compared to 38.1% in 1993, reflecting approximately $1.2 million in merger expenses not deductible for tax purposes.

NET INCOME - Net income in 1994 increased by 17.7% to $8.5 million from $7.2 million in 1993. Before nonrecurring merger expenses and the extraordinary item for 1994, net income was $13.9 million, representing a 109.4% increase from 1993.

THREE MONTHS ENDED MARCH 28, 1996 AND MARCH 30, 1995

TOTAL REVENUES - Total revenues for the first quarter of fiscal 1996 increased by 39.9% to $55.1 million from $39.4 million in the comparable 1995 period. This increase was due to a 26.3% increase in attendance attributable primarily to the net addition of 147 screens in fiscal 1995 and the first quarter of 1996 as well as strong film releases in the first quarter of 1996. Of the $15.7 million net increase in revenues for the period, a $6.4 million increase was attributed to theatres previously operated by the Company, $4.5 million increase was attributed to theatres acquired by the Company, and $4.8 million increase was attributed to new theatres constructed by the Company. Average ticket prices increased 11.3% during the period, reflecting a smaller proportion of discount theatres in the 1996 period than in the same period in 1995 and, to a lesser degree, an increase in ticket prices. Average concession sales per customer increased 10.7% for the period, reflecting both an increase in consumption and, to a lesser degree, an increase in concession prices.

DIRECT THEATRE COSTS - Direct theatre costs increased by 33.4% to $40.8 million in the first quarter 1996 from $30.5 million in the first quarter 1995. Direct theatre costs as a percentage of total revenues decreased to 74.0% in the 1996 period from 77.6% in the 1995 period. The decrease of direct theatre costs as a percentage of total revenues was primarily attributable to better monitoring and control of costs at the Company's theatres, especially acquired theatres and to a lesser extent, to a decrease in occupancy expenses as a percentage of total revenues.

GENERAL AND ADMINISTRATIVE EXPENSES - General and administrative expenses increased by 43.1% to $2.2 million in first quarter 1996 from $1.5 million in the first quarter 1995. As a percentage of total revenues, general and administrative expenses decreased 4.0% in the 1996 period from 3.9% in the 1995 period.

DEPRECIATION AND AMORTIZATION - Depreciation and amortization expense increased in the first quarter 1996 by 41.9% to $3.1 million from $2.2 million in the first quarter 1995. This increase was primarily the result of theatre property additions associated with the Company's expansion efforts.

OPERATING INCOME - Operating income for the first quarter 1996 increased by 77.1% to $9.0 million, or 16.3% of total revenues, from $5.1 million, or 12.9% of total revenues, in the first quarter 1995.

INTEREST EXPENSE - Interest expense increased in the first quarter 1996 by 36.8% to $1.3 million from $1.07 million in the first quarter 1995. The increase was primarily due to a higher average borrowings outstanding, net of capitalized interest totaling $566,000 during the first quarter 1996, relating to projects under construction.

INCOME TAXES - The provision for income taxes increased in the first quarter 1996 by 92.8% to $3.1 million from $1.6 million in the first quarter 1995. The effective tax rate was 39.4% in the 1996 period as compared to 39.6% in the 1995 period.

NET INCOME - Net income in the first quarter 1996 increased by 94.2% to $4.8 million from $2.5 million in the first quarter 1995. The increase in net income reflects primarily the additional screens operated by the Company, as well as strong film releases in the first quarter of 1996.

LIQUIDITY AND CAPITAL RESOURCES

Substantially all of the Company's revenues are derived from cash box office receipts and concession sales, while film rental fees are ordinarily paid to distributors 15 to 45 days following receipt of admission revenues. The Company thus has an operating cash "float" which partially finances its operations, reducing the Company's need for external sources of working capital.

The Company's capital requirements have arisen principally in connection with acquisitions of existing theatres, new theatre openings and the addition of screens to existing theatres and have been financed with borrowings under the Company's loan agreement, equity financings and internally generated cash. The Company amended its loan agreement to increase the facility to a $150 million revolving credit facility as of November 30, 1995. The amendments to the loan agreement require that the indebtedness under the facility be amortized at a rate of $7.5 million per quarter commencing with the quarter ending September 30, 1997, and at the rate of $11.3 million per quarter commencing with the quarter ending September 30, 1999. The loan agreement requires the Company to comply with certain financial and other covenants, including maintaining a minimum net worth of not less that $80.0 million plus 50% of the Company's net income for each quarter commencing with the quarter ending June 29, 1995, and also restricts the Company from incurring capital expenditures in excess of $85.0 million in the year ended June 30, 1995, $85.0 million in the year ending June 30, 1996, $50.0 million in the year ending June 30, 1997, and $32.5 million in any year ending June 30 thereafter. The loan agreement amendments also modified certain covenants to provide for the Litchfield and Neighborhood mergers. On December 28, 1995, $92.5 million was outstanding under the Company's loan agreement.

On April 17, 1995, Regal consummated the acquisition of Neighborhood for 543,170 shares of Regal common stock. In conjunction with this transaction, the Company refinanced approximately $10 million of debt on Neighborhood's balance sheet under the Company's revolving credit facility, and Neighborhood redeemed its preferred stock for $1,150,000.

On April 28, 1995, the Company completed the acquisition of two theatres with 18 screens, one theatre with 14 screens and one theatre with eight screens from Southern Cinemas, Inc., South Asheville Cinemas, Inc. and Cinemas South, Inc., respectively. The respective theatres are located in Aiken and Charleston, South Carolina, Asheville, North Carolina and Rock Hill, South Carolina. Consideration for the transaction was approximately $14,300,000 cash and other consideration and 160,875 shares of Regal common stock.

At March 28, 1996, the Company had 135 multi-screen theatres with an aggregate of 1,047 screens. At such date, the Company had 16 new theatres with 183 new screens and 23 new screens at 2 existing locations under construction. The Company anticipates that its capital expenditures the next twelve months will approximate $80.0 million. The Company believes that its capital needs for completion of theatre construction and development for at least the next 12 to 18 months will be satisfied by available credit under the loan agreement, as amended, internally generated cash flow and available cash and equivalents and proceeds from June 1996 secondary equity offering, discussed below.

On May 31, 1996, the Company completed the purchase of assets consisting of 7 theatres with 60 screens in California from an individual, George Krikorian, and corporation controlled by him (collectively "Krikorian") for consideration of 428,038 shares of Regal common stock and approximately $12.9 million in cash. The Company anticipates closing the acquisition of an eighth theatre upon satisfaction of certain conditions to closing applicable to that theatre. The aggregate consideration for the entire Krikorian transaction is anticipated to be approximately 470,000 shares of Regal common stock and approximately $14.1 million in cash.

On June 6, 1996, the Company completed a secondary stock offering of 2,500,000 shares of the Company's common stock at $46.25 per share. In addition, the Company granted the underwriters of the offering a 30-day option to purchase up to 375,000 additional shares of the Company's common stock on the same terms and conditions as set forth above. Such over-allotment options were exercised by the underwriters. The total proceeds to the Company from the offering were approximately $126.5 million, net of the underwriting discount and other expenses of $6.5 million.

RECENTLY ADOPTED ACCOUNTING POLICIES

Effective December 29, 1995, the Company adopted Statement of Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, with i) requires that long-lived assets to be held and used be reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable, ii) require that long-lived assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell, iii) provides guidelines and procedures for measuring impairment losses that are different from previously existing guidelines and procedures. Such adoption had no effect on the Company's financial statements.

Also, effective December 29, 1995, the Company adopted Statement of Accounting Standards No. 123, Accounting and Disclosure of Stock-Based Compensation, which encourages but does not require companies to recognize stock awards based on their fair value at the date of grant. As the Company elected to adopt only the disclosure requirements of the new standard, it will continue to apply the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equal the market price of the underlying stock on the date of grant, no compensation expense is recognized.

REGAL CINEMAS, INC.

INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Accountants ........................................................................ F-2

Supplemental Consolidated Balance Sheets at December 29, 1994, December 28, 1995
     and March 28, 1996 (unaudited) ....................................................................... F-6

Supplemental Consolidated Statements of Income for the years ended December 30,
     1993, December 29, 1994, December 28, 1995 and the three month periods ended March 30, 1995 (unaudited) and March 28, 1996 (unaudited) .............................. F-8

Supplemental Consolidated Statements of Changes in Shareholders' Equity for the
     years ended December 30, 1993, December 29, 1994, December 28, 1995 and the
     three month periods ended March 28, 1996 (unaudited) ................................................. F-9

Supplemental Consolidated Statements of Cash Flows for the years ended December
     30, 1993, December 29, 1994, December 28, 1995 and the three month periods ended March 30, 1995 (unaudited) and March 28, 1996 (unaudited) .............................. F-10

Notes to Supplemental Consolidated Financial Statements ................................................... F-11

PRO FORMA INFORMATION
     Pro forma Supplemental Consolidated Effects of Secondary Stock Offering .............................. F-22

                                      F-1

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Regal Cinemas, Inc.

We have audited the accompanying supplemental consolidated balance sheets of Regal Cinemas, Inc. and Subsidiaries (the Company) as of December 29, 1994 and December 28, 1995, and the related supplemental consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the acquisitions of Litchfield Theatres, Ltd. and Neighborhood Entertainment, Inc., which have been accounted for as poolings of interests as described in Note 1 to the supplemental consolidated financial statements. We did not audit the financial statements of Litchfield Theatres, Ltd. for 1993, nor of Neighborhood Entertainment, Inc. for 1993 and 1994. Such statements reflect aggregate total assets constituting 11% in 1994, and aggregate total revenues constituting 48% and 14% in 1993 and 1994, respectively, of the related consolidated totals. Those statements were audited by other auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Litchfield Theatres, Ltd. and Neighborhood Entertainment, Inc. is based solely on the respective reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the respective reports of the other auditors provide a reasonable basis for our opinion.

The supplemental financial statements also give retroactive effect to the merger of Regal and Georgia State Theatres, Inc. on May 30, 1996, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Regal Cinemas, Inc. and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits and the respective reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regal Cinemas, Inc. and Subsidiaries as of December 29, 1994 and December 28, 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 28, 1995, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the Georgia State Theatres, Inc. business combination.

Knoxville, Tennessee                                /s/ Coopers & Lybrand L.L.P.

February 8, 1996, except for the combination described in Note 1, as to which the date is May 30, 1996, and the two transactions described in Note 14, as to which the dates are May 31, 1996 and June 6, 1996, respective

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Georgia State Theatres, Inc.

We have audited the accompanying consolidated balance sheets of Georgia State Theatres, Inc. and Subsidiary (the "Company") as of December 29, 1994 and December 28, 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 30, 1993, December 29, 1994 and December 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 11, the shareholders of the Company have entered into merger negotiations with Regal Cinemas, Inc.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Georgia State Theatres, Inc. and Subsidiary as of December 29, 1994 and December 28, 1995, and the consolidated results of their operations and their cash flows for the years ended December 30, 1993, December 29, 1994 and December 28, 1995 in conformity with generally accepted accounting principles.

                            COOPERS & LYBRAND L.L.P.

Atlanta, Georgia
February 23, 1996

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Neighborhood Entertainment, Inc.

We have audited the balance sheets of Neighborhood Entertainment, Inc. as of December 31, 1994 and 1993, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neighborhood Entertainment, Inc. at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 6 to the financial statements, in 1993 the Company changed its method of accounting for income taxes.

Richmond, Virginia                     /s/ Ernst & Young, LLP
March 21, 1995

INDEPENDENT AUDITORS' REPORT

Litchfield Theatres, Ltd.:

We have audited the statements of income, stockholders' equity and cash flows of Litchfield Theatres, Ltd. (the "Company") for the year ended December 31, 1993 (none of which are presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements presently fairly, in all material respects, the results of the Company's operations and its cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Columbia, South Carolina
March 22, 1994

REGAL CINEMAS, INC.

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                 DECEMBER 29,      DECEMBER 28,     MARCH 28,
                                                      1994             1995            1996
                                                 -----------        ----------      ---------
                                                                                   (UNAUDITED)
ASSETS

Current assets:
    Cash and equivalents                            $  7,222         $   5,775       $  2,333
    Accounts receivable                                1,452               927            660
    Inventories                                          660               875            868
    Prepaids and other current assets                  2,511             3,039          2,956
    Refundable income taxes                              723             2,493            651
    Deferred income taxes                                324               122            679
                                                   ---------        ----------      ---------

         Total current assets                         12,892            13,231          8,147
                                                   ---------        ----------      ---------

Property and equipment:
    Land                                              19,175            25,200         25,282
    Buildings and leasehold improvements              89,653           133,590        142,907
    Equipment                                         66,798            83,523         87,887
    Construction in progress                           8,046            22,391         26,527
                                                    --------           -------       --------

                                                     183,672           264,704        282,603
    Accumulated depreciation and amortization        (32,413)          (40,995)       (44,037)
                                                    ---------         ---------      ---------

         Total property and equipment, net           151,259           223,709        238,566

Other assets                                           3,250             9,941          9,882
                                                   ---------        ----------      ---------



         Total assets                               $167,401          $246,881       $256,595
                                                    ========          ========       ========


The accompanying notes are an integral part of these supplemental consolidated financial statements.

                                                                  DECEMBER 29,    DECEMBER 28,      MARCH 28,
                                                                      1994            1995            1996
                                                                     ------          ------         ------
                                                                                                  (UNAUDITED)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Current maturities of long-term obligations                   $   4,896          $ 13,254       $ 11,950
    Accounts payable                                                 13,834            16,684         18,543
    Accrued expenses                                                  7,483             5,685          5,166
    Dividends payable                                                   170               271            161
                                                                  ---------         ---------      ---------

         Total current liabilities                                   26,383            35,894         35,820
                                                                   --------         ---------      ---------

Long-term obligations, less current maturities                       49,103            95,088         99,050
Other liabilities                                                     3,789             3,542          3,580
Deferred income taxes                                                 1,647             5,454          6,273
                                                                  ---------          --------       --------

         Total liabilities                                           80,922           139,978        144,723
                                                                   --------          --------       --------

Redeemable preferred stock, $1,000 par value; 1,000
    shares authorized, issued and outstanding in 1994                 1,196            -              -


Shareholders' equity:
    Preferred stock, no par; 1,000,000 shares
      authorized, none issued                                        -                 -              -
    Common stock, no par; 50,000,000 shares authorized;
      18,153,825 issued and outstanding in 1994;
      18,444,128 issued and outstanding in 1995                      70,534            74,484         74,819
    Retained earnings                                                14,749            32,419         37,053
                                                                  ---------          --------      ---------

         Total shareholders' equity                                  85,283           106,903        111,872
                                                                  ---------          --------       --------

         Total liabilities and shareholders' equity                $167,401          $246,881       $256,595
                                                                   ========          ========       ========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

REGAL CINEMAS, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                                  YEARS ENDED                            THREE MONTHS ENDED
                                                 -----------------------------------------------        -----------------------
                                                 DECEMBER 30,      DECEMBER 29,      DECEMBER 28,         MARCH 30,   MARCH 28,
                                                     1993             1994              1995               1995        1996
                                                    ------           ------            ------            ----------------------
                                                                                                                (UNAUDITED)

Revenues:
    Admissions                                    $  90,288         $ 119,294         $ 140,198         $ 27,515         $ 38,667
    Concessions                                      38,461            48,547            57,840           11,085           15,496
    Other operating revenues                          1,898             3,067             5,376              755              900
                                                  ---------         ---------         ---------          -------         --------

         Total revenues                             130,647           170,908           203,414           39,355           55,063
                                                  ---------         ---------         ---------         --------         --------

Operating expenses:
    Film rental and advertising costs                50,521            66,298            76,598           13,387           19,984
    Cost of concessions and other                     5,555             6,314             7,147            1,480            2,070
    Theatre operating expenses                       45,166            57,096            64,813           15,674           18,701
    General and administrative expenses               7,556             7,314             7,760            1,537            2,199
    Depreciation and amortization                     6,495             7,936            10,945            2,215            3,142
    Merger expenses                                      --             5,094             1,246               --               --
                                                  ---------         ---------         ---------         --------        ---------

         Total operating expenses                   115,293           150,052           168,509           34,293           46,096
                                                  ---------         ---------         ---------         --------         --------

Operating income                                     15,354            20,856            34,905            5,062            8,967
                                                  ---------         ---------         ---------         --------         --------

Other income (expense):
    Interest expense                                 (4,460)           (4,175)           (4,989)            (962)          (1,316)
    Interest income                                     356               206               293               56              102
    Other                                               153               349               664              (69)             161
                                                  ---------         ---------         ---------         --------         --------

Income before income taxes and
    extraordinary item                               11,403            17,236            30,873            4,087            7,914
Provision for income taxes                           (4,348)           (6,956)          (12,322)          (1,618)          (3,119)
                                                  ---------         ---------         ---------         --------         --------

Income before extraordinary item                      7,055            10,280            18,551            2,469            4,795

Extraordinary item:
    Gain (loss) on extinguishment of
      debt, net of applicable taxes                     190            (1,752)             (448)              --               --
                                                  ---------         ---------         ---------         --------         --------

Net income                                            7,245             8,528            18,103            2,469            4,795

Dividends                                              (739)             (380)             (433)             (49)            (161)
                                                  ---------         ---------         ---------         --------         --------

Net income applicable to common stock             $   6,506         $   8,148         $  17,670         $  2,420         $  4,634
                                                  =========         =========         =========         ========         ========

Earnings per common share before effect of
  extraordinary item:
     Primary                                      $     .48         $     .56         $     .95         $    .13         $    .24
     Fully diluted                                      .44               .56               .95              .13              .24

Extraordinary item:
     Primary                                            .01              (.10)             (.02)              --               --
     Fully diluted                                      .01              (.10)             (.02)              --               --

Earnings per common share:
     Primary                                      $     .49         $     .46         $     .93         $    .13         $    .24
                                                  =========         =========         =========         ========         ========
     Fully diluted                                $     .45         $     .46         $     .93         $    .13         $    .24
                                                  =========         =========         =========         ========         ========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

REGAL CINEMAS, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                                        RETAINED
                                                       PREFERRED        COMMON          EARNINGS
                                                         STOCK           STOCK          (DEFICIT)         TOTAL
                                                       --------         -------        ----------       ---------

Balances at January 1, 1993                            $ 10,895         $15,999        $    406         $  27,300
   Payment of GST and Neighborhood dividends                 --              --            (739)             (739)
   Conversion of preferred stock to
     3,633,745 shares of common stock                   (10,895)         10,895              --                --
   Issuance of 3,888,659 shares of
     common stock, net of offering costs                     --          20,420              --            20,420
   Issuance and accretion of Litchfield stock
      purchase warrants                                      --           1,870            (170)            1,700
   Stock option amortization                                 --              28              --                28
   Net income                                                --              --           7,245             7,245
                                                       --------         -------        --------         ---------

Balances at December 30, 1993                                --          49,212           6,742            55,954
   Payment of GST and Neighborhood dividends                 --              --            (380)             (380)
   Issuance of 1,359,000 shares of common
     stock, net of offering costs                            --          20,139              --            20,139
   Accretion and proceeds from exercise of
     Litchfield stock purchase warrants                      --           1,041            (141)              900
   Issuance of 44,915 shares upon exercise of
     stock options and restricted stock awards               --              33              --                33
   Stock option amortization                                 --             109              --               109
   Net income                                                --              --           8,528             8,528
                                                       --------         -------        --------         ---------

Balances at December 29, 1994                                --          70,534          14,749            85,283
   Payment of GST dividends                                  --              --            (433)             (433)
   Issuance of 160,875 shares of common stock,
     net of offering costs                                   --           2,426              --             2,426
   Issuance of 129,428 shares upon exercise of
     stock options and restricted stock awards               --             407              --               407
   Issuance of Neighborhood Entertainment, Inc.
     stock prior to merger                                   --             150              --               150
   Income tax benefits related to
     exercised stock options                                 --             817              --               817
   Stock option amortization                                 --             150              --               150
   Net income                                                --              --          18,103            18,103
                                                       --------         -------        --------         ---------

Balances at December 28, 1995                                --          74,484          32,419           106,903
  Payment of GST dividends (unaudited)                       --              --            (161)             (161)
   Income tax benefits related to
     exercised stock options (unaudited)                     --             245              --               245
   Issuance of 20,393 shares upon
     exercise of stock options and
     restricted stock awards (unaudited)                     --              60              --                60
   Stock option amortization (unaudited)                     --              30              --                30
   Net income (unaudited)                                    --              --           4,795             4,795
                                                       --------         -------        --------         ---------

Balances at March 28, 1996 (unaudited)                 $     --         $74,819        $ 37,053         $ 111,872
                                                       ========         =======        =========        =========


The accompanying notes are an integral part of these supplemental consolidated financial statements.

REGAL CINEMAS, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS OF DOLLARS)

                                                                         YEARS ENDED                        THREE MONTHS ENDED
- --------------------------------------------------------------------------------------------------         ---------------------
                                                         DECEMBER 30,   DECEMBER 29,   DECEMBER 28,        MARCH 30,   MARCH 28,
                                                             1993           1994            1995             1995        1996
                                                            ------         ------         -------          ---------------------
                                                                                                                (UNAUDITED)

Cash flows from operating activities:
    Net income                                              $  7,245       $  8,528       $ 18,103       $  2,469       $  4,795
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depreciation and amortization                          6,758          7,936         11,049          2,169          3,142
        (Gain) loss on extinguishment of debt                   (190)         1,752            448             --             --
        Deferred income taxes                                  1,404            987          4,009          2,148            262
        Deferred compensation and rent                         1,638             71           (247)            --             --
        Changes in operating assets and liabilities:
          Accounts receivable                                   (225)          (840)           525            802            267
          Current taxes receivable                                --           (842)        (1,037)           660          1,847
          Inventories                                            (56)           (77)          (215)           (56)             7
          Prepaids and other current assets                      (74)          (403)          (527)          (962)            82
          Accounts payable                                     3,297          5,128          2,850         (2,549)         1,868
          Accrued expenses and other liabilities                 724          2,838         (1,798)        (1,887)          (489)
          Income taxes payable                                    80             39             84           (119)            (6)
                                                            --------       --------       --------       --------       --------

             Net cash provided by operating activities        20,601         25,117         33,244          2,675         11,775

Cash flows from investing activities:
    Capital expenditures                                     (17,332)       (60,198)       (80,502)       (13,639)       (17,898)
    Investment in other assets                                    33         (1,586)        (7,091)        (1,272)           (40)
                                                            --------       --------       --------       --------       --------

    Net cash used in investing activities                    (17,299)       (61,784)       (87,593)       (14,911)       (17,938)

Cash flows from financing activities:
    Dividends paid                                              (597)          (282)          (332)          (170)          (271)
    Net proceeds from issuances of stock                      20,345         20,139             --             --             --
    Borrowings under long-term debt                           22,521         56,140         64,332         10,390          2,800
    Payments on long-term debt                               (44,425)       (45,933)       (10,248)            --           (142)
    Debt issuance costs                                         (967)          (854)          (257)            --             --
    Exercise of warrants and options                              --            933            557            182            334
    Redemption of preferred stock                                 --             --         (1,150)        (1,150)            --
                                                            --------       --------       --------       --------       --------

             Net cash provided by
               (used in) financing activities                 (3,123)        30,143         52,902          9,252          2,721
                                                            --------       --------       --------       --------       --------

Net increase (decrease) in cash and equivalents                  179         (6,524)        (1,447)        (2,984)        (3,442)
Cash and equivalents at beginning of period                   13,567         13,746          7,222          7,222          5,775
                                                            --------       --------       --------       --------       --------

Cash and equivalents at end of period                       $ 13,746       $  7,222       $  5,775       $  4,238       $  2,333
                                                            ========       ========       ========       ========       ========


The accompanying notes are an integral part of these supplemental consolidated financial statements.

REGAL CINEMAS, INC.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.   THE COMPANY AND BASIS OF PRESENTATION

     Regal Cinemas, Inc. (Regal) and its wholly owned subsidiaries, Litchfield Theatres, Ltd. (Litchfield), Neighborhood Entertainment Inc. (Neighborhood), and Georgia State Theatres, Inc. (GST), collectively referred to as the "Company" operate multi-screen motion picture theatres principally throughout the eastern United States. The Company formally operates on a fiscal year ending on the Thursday closest to December 31.

     On June 15, 1994, Regal issued 5,804,045 shares of its common stock for all of the outstanding common stock of Litchfield. On April 17, 1995, Regal issued 543,170 shares of its common stock for all of the outstanding common stock of Neighborhood. On May 30, 1996, Regal issued 940,142 shares of its common stock for all of the outstanding common stock of GST. The mergers have been accounted for as poolings of interests and, accordingly, these supplemental consolidated financial statements have been restated for all periods to include the results of operations and financial positions of Litchfield, and Neighborhood and have been prepared to give retroactive effect to the merger with GST. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests methods in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation of the GST merger; however, they will become the historical consolidated financial statements of Regal Cinemas, Inc. and Subsidiaries after financial statements covering the date of consummation of the GST business combination are issued. Regal's fiscal 1996 financial statements will reflect approximately $1.5 million (net of applicable income taxes) of expenses associated with the merger, principally legal and accounting fees, and severance related costs.

     Separate results of the combining entities for the years ended 1993, 1994 and 1995, are as follows:

     (in thousands)                                              1993             1994              1995
                                                               --------         --------          --------
           Revenues:
               Regal                                           $ 57,159         $117,700          $184,958
               Litchfield (through June 30 for 1994)             40,411           17,991            -
               Neighborhood (through April 27 for 1995)          22,335           23,974             5,135
               GST                                               10,742           11,243            13,321
                                                              ---------         --------         ---------

                                                               $130,647         $170,908          $203,414
                                                               ========         ========          ========
           Net income (loss):
               Regal                                             $4,621          $10,501           $19,061
               Litchfield (through June 30 for 1994)              1,742           (3,522)           -
               Neighborhood (through April 27 for 1995)             263              889            (1,824)
               GST                                                  619              660               866
                                                                -------         --------          --------

                                                                 $7,245          $ 8,528           $18,103
                                                                 ======          =======           =======

     Litchfield's amounts related to the adoption of Statement of Financial Accounting Standard No. 109 Accounting for Income Taxes have been restated. Litchfield previously recorded the effect of the new accounting standard with a "cumulative effect" adjustment in 1993. Regal adopted the new accounting standard in 1992 through the restatement of all periods presented. Hence Litchfield's financial statements have been restated to conform to Regal's method of adopting the new accounting standard. The net loss for Litchfield for the six months ended June 30, 1994 reflects approximately $3,203,000 (net of applicable income taxes) of expenses associated with the merger, principally legal and accounting fees, severance and benefit related costs and other costs of consolidating. The net loss for Neighborhood for the four months ended April 27, 1995, reflects approximately $1,219,000 (net of applicable income taxes) of expense associated with the merger, principally legal and accounting fees, severance costs, and other costs of consolidating.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION - The supplemental consolidated financial statements include the accounts of Regal and its wholly-owned subsidiaries, Litchfield, Neighborhood and GST. All significant intercompany accounts and transactions have been eliminated from the supplemental consolidated financial statements.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Repairs and maintenance are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation and amortization are provided using principally the straight-line method over the estimated useful lives of the respective assets.

     CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 29, 1994 and December 28, 1995, the Company held approximately $5,000,000 and $3,850,000, respectively, in temporary cash investments (valued at cost, which approximates market) in the form of certificates of deposit and variable rate investment accounts with major financial institutions, all of which had an original maturity of three months or less.

     INCOME TAXES - Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     INVENTORIES - Inventories consist of concession products and theatre supplies and are stated on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

     DEBT ACQUISITION AND LEASE COSTS (INCLUDED IN OTHER ASSETS) - Debt acquisition and lease costs are deferred and amortized over the terms of the related agreements.

     DEFERRED RENT (INCLUDED IN OTHER LIABILITIES) - Rent expense is recognized on a straight-line basis after considering the effect of rent escalation provisions and rent holidays for newly opened theatres resulting in a level monthly rent expense for each lease over its term.

     DEFERRED REVENUE (INCLUDED IN OTHER LIABILITIES) - Deferred revenue relates primarily to vendor rebates. Rebates are recognized as a reduction of costs of concessions as earned.

     DEFERRED COMPENSATION (INCLUDED IN OTHER LIABILITIES) - Litchfield has a deferred liability for compensation based on management incentive programs established in 1991 and 1993. Expenses related to these plans have been expensed when earned. The deferred portion of the plans earns interest at specified rates and is payable over specified time periods.

     INTEREST RATE SWAPS - Interest rate swaps are entered into as a hedge against interest exposure of variable rate debt. The differences to be paid or received on swaps are included in interest expense. The fair value of the Company's interest rate swap agreements is based on dealer quotes. These values represent the amounts the Company would receive or pay to terminate the agreements taking into consideration current interest rates.

     INTERIM FINANCIAL STATEMENTS - Information in the accompanying financial statements and notes to the financial statements for the interim periods is unaudited. The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 28, 1996, are not necessarily indicative of the results that may be expected for the year ending January 2, 1997 (1996 fiscal year).

     ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unless indicated otherwise, the fair value of the Company's financial instruments approximates carrying value.

3.   ACQUISITIONS

     In addition to the Litchfield, Neighborhood and GST mergers described in
     Note 1, Regal acquired 13 theatres from National Theatre Holdings Corp. in April 1994. The purchase price of the acquisition was approximately $24,500,000 cash and the assumption of certain obligations totaling $500,000. In April 1995, Regal completed the purchase of substantially all of the assets of three companies which held four theatres with 40 screens. The purchase price of the acquisition was approximately $14.3 million cash and other consideration and 160,875 shares of Regal common stock with an approximate fair value of $2.5 million.

     These transactions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated at fair value to the separately identifiable assets (principally property, equipment, and leasehold improvements) of the respective theatre locations, with the remaining balance allocated to goodwill, which is being amortized on a straight line basis generally over twenty to thirty years. The results of operations of these theatre locations have been included in the financial statements for the periods subsequent to the acquisition date.

     The following unaudited pro forma results of operations for all periods presented assume the acquisitions occurred as of the beginning of the respective periods after giving effect to certain adjustments, including depreciation, increased interest expense on acquisition debt and related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future.

     (in thousands of dollars, except per share data)       1993              1994

     1994 Acquisition:
         Revenues                                          $152,569         $176,768
         Operating income                                    17,416           21,115
         Income before extraordinary item                     7,933           10,056
         Net income applicable to common stock                6,778            8,208
         Earnings per common share:
           Primary                                             $.51              $.46
                                                               ====              ====
           Fully diluted                                       $.47              $.46
                                                               ====              ====

     (in thousands of dollars, except per share data)       1994              1995

     1995 Acquisition:
         Revenues                                          $183,082         $205,241
         Operating income                                    22,840           35,119
         Income before extraordinary item                    11,470           18,509
         Net income applicable to common stock                8,421           17,628
         Earnings per common share:
           Primary                                             $.47             $.93
                                                               ====             ====
           Fully diluted                                       $.47             $.92
                                                               ====             ====


4.   LEASES

     Leases entered into by the Company, principally, for theatres, are accounted for as operating leases. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Rent expense under such operating leases was $14,187,000, $17,702,000 and $18,659,000 for fiscal years 1993, 1994 and 1995, respectively. Minimum rentals payable under all noncancelable operating leases with terms in excess of one year as of December 28, 1995, are summarized for the following years:

     (in thousands)
                           1996                  $18,193
                           1997                   18,273
                           1998                   18,270
                           1999                   18,302
                           2000                   17,826
                           Thereafter            162,048


5.   LONG-TERM OBLIGATIONS

     Long-term obligations at December 29, 1994 and December 28, 1995, consists of the following:

                                                                                DECEMBER 29,      DECEMBER 28,
                                                                                   1994               1995
                                                                                   ----               ----
                                                                                      (IN THOUSANDS)
Regal $150,000,000 senior reducing revolving credit facility which expires on June 30, 2001, with interest payable quarterly, at LIBOR (5.7% at
December 28, 1995) plus 1.0%. Draw capability will expire on June 30, 1997.
Repayment of the outstanding balance on the credit facility will begin
September 30, 1997, and consist of 5% of the outstanding balance on a quarterly basis through June 30, 1999. Thereafter, payments will be 7.5% of the outstanding balance quarterly through June 30, 2001.
                                                                                  $38,250            $92,450


                                                                                  DECEMBER 29,    DECEMBER 28,
                                                                                      1994            1995
                                                                                      ----            ----
                                                                                         (IN THOUSANDS)
Demand note payable to former owners of North and South Carolina theatres.
Interest is payable at Company's senior credit facility rate less .25% and is
collateralized by letters of credit.                                                     -          9,800

Other Regal notes payable, extinguished in 1995.                                      9,007            -


GST term notes payable and other obligations. Interest payable at prime rate (8%
at December 29, 1994), extinguished in 1995.                                          6,742            -



GST line of credit with a declining maximum loan amount of $5,700,000 at
December 28, 1995; interest payable quarterly at the prime rate; balance due in
full on August 10, 1998                                                                  -          3,400

Other obligations                                                                        -          2,692
                                                                                    -------     ---------

                                                                                     53,999       108,342

Less current maturities                                                              (4,896)      (13,254)
                                                                                    -------      --------

                                                                                    $49,103      $ 95,088
                                                                                    =======      ========


Regal's reducing revolving credit facility contains various restrictive covenants which require Regal to maintain certain financial ratios and limit annual capital expenditures. During 1995, the Company amended its Loan Agreement to decrease the interest rate, increase the facility to $150 million, extend the maturity of the facility to June 30, 2001, modify the collateralization of the facility to negative pledge of substantially all assets of Regal, and modify certain financial covenants.

In June 1993, Litchfield entered into a revolving credit and term loan agreement, a warrant agreement and a subordinated note agreement. The agreements included warrants for the purchase of Litchfield's common stock (Note 7). The resulting discount was being amortized to interest expense over the term of the related notes. In conjunction with the merger of Litchfield with the Company in 1994, Regal refinanced all of Litchfield's debt under its revolving credit facility. In connection with the refinancing, Regal recorded a loss on extinguishment of debt of $2,874,000 which is recorded in the 1994 consolidated statement of income as an extraordinary item (net of applicable income taxes of $1,122,000).

The Neighborhood debt agreements also provided for a revolving credit line. Neighborhood had $1,500,000 available for borrowing under the revolving credit line at December 29, 1994. The agreements provided for pledge of substantially all assets as collateral and contained restrictive covenants which, among other things, limited annual capital expenditures, restricted certain payments, and required the maintenance of certain financial ratios. In conjunction with the merger of Neighborhood with the Company on April 17, 1995, Regal refinanced all of Neighborhood's debt under its revolving credit facility. In connection with the refinancing, Regal recorded a loss on extinguishment of debt of $734,000 which is recorded in the 1995 consolidated statement as an extraordinary item (net of applicable income taxes of $286,000).

     The Company's debt at December 28, 1995 is scheduled to mature as follows:

     (in thousands)
                           1996                                $ 13,254
                           1997                                   9,299
                           1998                                  18,544
                           1999                                  23,167
                           Thereafter                            44,078
                                                               --------
                                 Total                         $108,342
                                                               ========

     In April 1994, March 1995 and October 1995, respectively, Regal entered into two-, seven- and five- year interest rate swap agreements for the management of interest rate exposure. At December 28, 1995, the agreements had effectively converted $23 million, $20 million, and $20 million of LIBOR floating rate debt under the reducing revolving credit facility to a 5.8%, 7.32%, and 6.18%, respectively, fixed rate obligation. Regal continually monitors its position and the credit rating of the interest swap counterparty. The fair value of the interest swap agreements was $(2.9) million at December 28, 1995.

6.   REDEEMABLE AND PREFERRED STOCKS

     Prior to Regal's initial public offering in July 1993, Regal had authorized four classes of convertible preferred stock entitling the holders to dividends ranging from 6% to 8% and certain liquidation preferences. Each share of preferred stock was convertible into a certain number of common shares. The terms of the stock issuance agreements afforded the holders of the preferred stock considerable influence over the operations of the Company through voting rights and representation on the Board of Directors.

     Upon completion of the initial public offering, all of Regal's issued and outstanding shares of preferred stock were converted into 3,633,746 shares of common stock. The Company currently has 1,000,000 shares of preferred stock authorized with none issued. The Company may issue the preferred stock from time to time in series having such designated preferences and rights, qualifications and limitations as the Board of Directors may determine.

     Neighborhood's redeemable preferred stock was nonvoting and dividends of 5% were cumulative and payable to the extent of available cash flow, as defined. In conjunction with the merger of Neighborhood with the Company on April 17, 1995, Neighborhood redeemed the preferred stock for $1,150,000.

7.   COMMON STOCK

     Regal's common shares authorized, issued and outstanding throughout the financial statements and notes reflect the authorization of additional shares and the effect of the 5-for-4 stock split authorized on May 6, 1993 and the two 3-for-2 stock splits authorized on November 14, 1994 and December 13, 1995, respectively.

     STOCK OPTIONS - The Company has three employee stock option plans under which 2,026,407 options are authorized and reserved. The options vest over three-to-five year periods and expire ten years after the respective grant dates. Options to purchase 11,167 shares of the Company's common stock are exercisable as of December 28, 1995. Activity within the plans is summarized as follows:

                                                                                           STOCK OPTION
                                                                             SHARES         PRICE RANGE
                                                                           ---------    ------------------
         Under option at December 31, 1992                                   412,032      $1.81 -   $3.55
         Options granted in 1993                                             433,125      $1.81 -   $5.78
                                                                           ---------

         Under option at December 30, 1993                                   845,157      $1.81 -   $5.78
         Options granted in 1994                                             577,968     $14.67 -  $15.11
         Options exercised in 1994                                           (17,915)     $1.81
                                                                           ----------

         Under option at December 29, 1994                                 1,405,210      $1.81 -  $15.11
         Options granted in 1995                                             569,250     $18.50 -  $25.58
         Options exercised in 1995                                          (116,474)     $1.81 -   $3.55
         Options canceled in 1995                                            (69,180)     $1.81 -  $25.58
                                                                           ---------

         Under option at December 28, 1995                                 1,788,806
                                                                           =========


     In addition, the Company has the 1993 Outside Directors' Stock Option Plan (the "1993 Directors' Plan"). Directors' stock options for the purchase of 40,500 shares of common stock at an exercise price of $5.78, 13,500 shares of common stock at an exercise price of $14.67 and 13,500 shares of common stock at an exercise price of $18.50 were granted during 1993, 1994, and 1995, respectively. The exercise price of all options granted under the 1993 Directors' Plan is the fair market value as of the date of grant, and all options thereunder expire 10 years from the grant date.

     In addition, contractual option grants for the purchase of 5,795 shares of common stock, at an exercise price of $5.78 per share, were issued in 1993. Warrants to purchase 169,467 shares of common stock at an exercise price of $1.81 per share expire in 1998. The Company has reserved a sufficient number of shares of common stock for issuance pursuant to the authorized options and warrants.

     The Company makes awards of restricted stock under its employee stock plans as part of certain employees incentive compensation. In general, the restrictions lapse in the year following grant. Restricted stock awards totaled 48,058 shares and 17,011 shares pursuant to 1994 and 1995 bonus awards, respectively.

     LITCHFIELD STOCK PURCHASE WARRANTS - In connection with the debt agreements entered into in 1993 (see Note 5), Litchfield issued warrants for the purchase of its common stock. The warrants were valued at $1,700,000 at the issuance date. The warrant value was being accreted to the estimated put value at June 30, 1998 through a charge to retained earnings. This accretion amounted to $170,000 and $141,000 for fiscal 1993 and 1994, respectively. The warrants were exercised prior to the acquisition of Litchfield by Regal.

     GST CAPITAL STOCK - The authorized capital stock of GST consisted of voting common stock, and Series A and Series B nonvoting common stock. The Series A nonvoting common stock shareholders received an annual cash dividend of 50% of GST's net income.

8.       INCOME TAXES

         Deferred income taxes reflect the impact of temporary differences between values recorded for assets and liabilities for financial reporting purposes and values utilized for measurement in accordance with tax laws. The tax effects of the temporary differences giving rise to the Company's net deferred tax liability are as follows:

         (in thousands)

                                                                                  1994            1995
                                                                               ----------      ----------

         Assets:
              Litchfield and Neighborhood net operating loss carryforwards     $    1,092      $        -
              Accrued rent                                                            995           1,145
              Alternative minimum tax credits                                         996             327
              Accrued expenses                                                      1,212             847
              Other                                                                   322               -
              NEI valuation allowance                                                 (78)              -
                                                                               ----------      ----------

                                                                                    4,539           2,319
                                                                               ----------      ----------
         Liabilities:
              Property and equipment                                                5,789           7,494
              Other                                                                    73             157
                                                                               ----------      ----------

                                                                                    5,862           7,651
                                                                               ----------      ----------

         Net deferred tax liability                                            $   (1,323)     $   (5,332)
                                                                               ==========      ==========

         The 1993, 1994 and 1995 provisions for income taxes before extraordinary items (see Note 5) consist of the following:

         (in thousands)
                                                                                  1993             1994             1995
                                                                               ----------       ----------       ----------

         Current                                                               $    3,061       $    5,969       $    8,391
         Deferred                                                                   1,375            1,235            4,009
         Decrease in deferred income tax
                valuation allowance                                                   (88)            (248)             (78)
                                                                               ----------       ----------       ----------
                                                                               $    4,348       $    6,956       $   12,322
                                                                               ==========       ==========       ==========


         A reconciliation of the Company's income tax provision to taxes computed by applying the statutory Federal rate of 34% for 1993 and 1994 and 35% for 1995, to pretax financial reporting income before extraordinary items is as follows:

         (in thousands)
                                                                                  1993             1994             1995
                                                                               ----------       ----------       ----------

         Tax at statutory Federal rate                                         $    3,877       $    5,860       $   10,805
         State income taxes, net of Federal benefit                                   547              844            1,111
         Decrease in deferred income tax valuation allowance                          (88)            (248)             (78)
         Nondeductible merger and other expenses                                      -                485              508
         Other, net                                                                    12               15              (24)
                                                                               ----------       ----------       ----------
                                                                               $    4,348       $    6,956       $   12,322
                                                                               ==========       ==========       ==========

         At December 28, 1995, Litchfield and Neighborhood had approximately $327,000 alternative minimum tax credit carryforwards available to reduce their future income tax liabilities. Under current Federal income tax law, the alternative minimum tax credit carryforwards have no expiration date.

9.       RELATED PARTY TRANSACTIONS

         Regal obtains film licenses through an independent film booking agency owned by a director of the Company. The Company paid $351,000, $590,000 and $626,000 in 1993, 1994 and 1995, respectively, for booking fees and other related services.

         Regal paid $301,000, $635,000 and $626,000 in 1993, 1994 and 1995, respectively, for legal services provided by a law firm, a partner in which serves as a director of the Company.

         Certain management and administrative services were performed for GST by Storey Theatre, Inc. ("Storey") which is 100% owned by a former GST officer/shareholder. Storey is reimbursed for the direct cost of providing these services. These services are comprised principally of administrative salaries and related administrative expenses. Certain general and administrative expenses related to GST reflected in the Company's statements of income represents the reimbursed costs of these services. Storey pays certain expenses (i.e., payroll, insurance, advertising and film rental) on behalf of GST from funds advanced to Storey by the Company. Storey retains all income on the funds advanced to Storey by GST. GST believes that reimbursing Storey for the actual cost of these services and allowing Storey to retain the income earned on funds advanced by GST represent terms comparable to those that GST would have incurred if an unaffiliated entity had performed such services. Advances to related management company (included in Prepaids and other current assets) of $549,958 and $374,956 at December 29, 1994 and December 28, 1995, respectively, represents cash advances to Storey to be used to pay GST's payroll, insurance, advertising and film rental obligations as they become due. Storey also maintains a defined benefit pension plan on behalf of its employees with all contributions to the plan being reimbursed by GST. The plan provides only minimal benefits to less than 15 employees. At December 28, 1995, the total assets held by the plan and the accumulated benefit obligation of the plan approximated $100,000. GST's expense related to the plan approximated $25,000 annually in 1993, 1994 and 1995.

10.         CASH FLOW INFORMATION

            (in thousands)
                                                                          FISCAL YEARS ENDED
                                                             ----------------------------------------------
                                                             DECEMBER 30,     DECEMBER 29,     DECEMBER 28,
                                                                1993             1994             1995
                                                             ------------     ------------     ------------

            Supplemental information on cash flows:
                  Interest paid                              $      4,057     $      4,242     $      6,330
                       Less:  Interest capitalized                  -                 (383)          (1,228)
                                                             ------------     ------------     ------------
                  Interest paid, net                         $      4,057     $      3,859     $      5,102
                                                             ============     ============     ============

                  Income taxes paid, net
                       of Neighborhood refunds               $      2,639     $      4,541     $      9,926
                                                             ============     ============     ============

            Noncash transactions:
                  During 1994, Regal assumed certain obligations totaling approximately $500,000 as additional consideration for certain assets purchased from National Theatre Holdings Corp. (see
                  Note 3). During 1995, Regal issued 160,875 shares of Regal common stock as additional consideration for assets purchased from three companies (see Note 3). Also during 1995, Regal received income tax benefits relating to exercised stock options totaling $817,000.

11.         EMPLOYEE BENEFIT PLANS

            The Company sponsors employee benefit plans under section 401(k) of the Internal Revenue Code for the benefit of substantially all full-time employees. The Company made discretionary contributions of approximately $32,000 and $37,000 to the plans in 1994 and 1995, respectively. All full-time employees are eligible to participate in the plan upon completion of twelve months of employment with 1,000 or more hours of service, subject to a minimum age of 21.

12.         MANAGEMENT INCENTIVE AGREEMENTS

            A Litchfield management incentive agreement with certain principal officers provided for incentive awards in the event Litchfield was sold, merged, or refinanced at or above specific values. Upon the closing of a financing arrangement in 1993, Litchfield made cash payments of approximately $368,000 under this agreement and established deferred compensation accounts of approximately $339,000. The deferred portion of the management incentive agreement earns interest at specified rates and is payable over specified time periods upon termination, retirement, death, or disability. Litchfield also entered into a retirement benefits agreement with an executive officer that provided for incentive awards similar to the management incentive agreement. Litchfield established a deferred compensation account of approximately $345,000 under this agreement in 1993. The expense related to these agreements is included in general and administrative expenses in the accompanying 1993 statement of income. Vesting of the deferred accounts and payment of the deferred portion of the management incentive agreement was accelerated in accordance with certain "change in control" provisions of the management incentive agreement upon consummation of the merger of Litchfield into the Company (see Note 1).

            Litchfield's management incentive program covered certain officers which provided annual cash incentives and long-term deferred incentives based upon annual performance versus specified benchmarks. The Company recognized approximately $358,000 of expense related to this program during the year ended December 31, 1993. Approximately $179,000 was payable currently and approximately $179,000 was payable over specified time periods upon termination, retirement, death, or disability. Payment of the deferred portion was accelerated upon the event of a "change in control" resulting from the merger of Litchfield into the Company (see Note 1).

            Neighborhood and GST had agreed to make payments to certain key employees in the event the Companies were sold. The mergers of Neighborhood and GST into Regal (see Note 1) resulted in payments totaling $475,000 and $1,100,000, respectively.

13.         EARNINGS PER SHARE

            Primary earnings per share have been computed by dividing net income applicable to common stock (net income less dividend requirements for preferred stock) by the weighted average number of common and common equivalent shares outstanding during each period. Shares issued in connection with the Litchfield, Neighborhood and GST mergers have been included in shares outstanding for all periods presented. Common equivalent shares relating to options issued during the 12-month period preceding the initial public offering have been calculated using the treasury stock method assuming that the options were outstanding during each period presented and that the fair value of the Company's common stock during each period was equal to the initial public offering price. Common equivalent shares relating to options issued subsequent to the initial public offering have been calculated using the treasury stock method for the portion of each period for which the options were outstanding and using the fair value of the company's common stock for each of the respective periods. All per share data has also been adjusted to give effect to the May 1993, November 1994 and December 1995, respectively, common stock splits. After giving effect to the items described above, primary earnings per common share have been computed based on the assumed weighted average number of common and common equivalent shares outstanding in each period (13,260 shares in 1993; and 17,772 in 1994; and 18,982 shares (in thousands) in 1995). Supplementary primary earnings per common share for 1993, which reflect only the retroactive effect of the preferred stock conversion are not materially different from the fully diluted earnings per common share amount. Fully diluted earnings per common share reflect the retroactive effect of the preferred stock conversion at the time of the initial public offering. The calculation utilizes net income before preferred dividends and increased common share equivalents from the conversion (15,260 shares in 1993; 17,887 shares in 1994; and 19,096 shares in 1995).

14.         SUBSEQUENT EVENTS

            ACQUISITIONS - On May 31, 1996, Regal completed the purchase of assets consisting of seven theatres with 60 screens in California from an individual, George Krikorian, and corporations controlled by him (collectively, "Krikorian") for consideration of 428,038 shares of Regal common stock with an approximate fair value of $19.1 million and approximately $12.9 million in cash. The Company anticipates closing the acquisition of an eighth theatre upon satisfaction of certain conditions to closing applicable to that theatre. The aggregate consideration for the entire Krikorian transaction is anticipated to be approximately 470,000 shares, with an approximate fair value of $21.8 million of Regal common stock and approximately $14.1 million in cash. Management has presented unaudited pro forma information related to the acquisition elsewhere.

            STOCK OFFERING - On June 6, 1996, the Company completed a secondary stock offering of 2,500,000 shares of the Company's common stock at $46.25 per share. In addition, the Company granted the underwriters of the offering a 30-day option to purchase up to 375,000 additional shares of the Company's common stock on the same terms and conditions as set forth above. Such over allotment options were exercised by the underwriters. The total proceeds to the Company from the offering were approximately $126.5 million, net of underwriting discount and certain other expenses of $6.5 million.

REGAL CINEMAS, INC.

PRO FORMA SUPPLEMENTAL CONSOLIDATED EFFECTS OF SECONDARY STOCK OFFERING

On June 6, 1996, the Company completed a secondary stock offering of 2,500,000 shares of the Company's common stock at $46.25 per share. In addition, the Company granted the underwriters of the offering a 30-day option to purchase up to 375,000 additional shares of the Company's common stock on the same terms and conditions as set forth above. Such over allotment options were exercised by the underwriters. The total proceeds to the Company from the offering were approximately $126.5 million, net of underwriting discount and certain other expenses of $6.5 million. The proceeds of the offering were used to repay a portion of the Company's borrowings under its credit facility.

The following table sets forth the pro forma supplemental cash and equivalents, current indebtedness, and capitalization of the Company as of March 28, 1996 after giving effect to the secondary stock offering as if it had occurred on March 28, 1996.

                                                                                   AS OF MARCH 28, 1996
                                                                               -----------------------------
(IN THOUSANDS)                                                                                  SUPPLEMENTAL
                                                                               SUPPLEMENTAL       PRO FORMA

Cash and equivalents                                                           $      2,333     $     17,856
                                                                               ============     ============

Current maturities of long-term obligations                                    $     11,950     $     -
                                                                               ============     ============

Long-term obligations, less current maturities                                 $     99,050     $     -

Shareholders' equity:
     Preferred stock, no par value; 1,000,000 shares authorized, none outstanding
     Common stock, no par value; 50,000,000 shares authorized,
         18,464,521 shares issued and outstanding, supplemental:
         21,339,521 shares issued and outstanding supplemental
         pro forma                                                                   74,819          201,342
     Retained earnings                                                               37,053           37,053
                                                                               ------------     ------------

                  Total shareholders' equity                                        111,872          238,395
                                                                               ------------     ------------

                  Total capitalization                                         $    210,922     $    238,395
                                                                               ============     ============

The following table of pro forma income before extraordinary item for the fiscal year ended December 28, 1995 and the three months ended March 28, 1996 gives effect to the secondary offering as if it had occurred at the beginning of each period. The only significant pro forma adjustments are to eliminate supplemental interest expense associated with indebtedness retired, and to record the related pro forma tax effects:

                                      YEAR ENDED DECEMBER 28, 1995       THREE MONTHS ENDED MARCH 28, 1996
                                      ----------------------------       ---------------------------------
                                                      SUPPLEMENTAL                            SUPPLEMENTAL
(IN THOUSANDS)                        SUPPLEMENTAL     PRO FORMA         SUPPLEMENTAL           PRO FORMA

Income before extraordinary item      $     18,551    $     21,553       $      4,795         $      5,593

Earnings per common share before
  effects of extraordinary item:
         Primary                      $        .95    $        .97       $       .24          $        .25
                                      ============    ============       ===========          ============
         Fully diluted                $        .95    $        .96       $       .24          $        .24
                                      ============    ============       ===========          ============

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         REGAL CINEMAS, INC.

Date: July 1, 1996         By: /s/ Lewis Frazer III
                           ------------------------
                                        Lewis Frazer III
                                        Vice President, Chief Financial Officer
                                          and Treasurer

                             Exhibit Index

Exhibit
- -------

11.1              Calculation of Earnings Per Share
23.1              Consent of Deloitte & Touche LLP
23.2              Consent of Ernst & Young, LLP
23.3              Consent of Coopers & Lybrand L.L.P.
27.1              Restated Financial Data Schedule (for SEC use only)